Exhibit 15.1

   July 20, 2000



   McMoRan Exploration Co.
   1615 Poydras St.
   New Orleans, LA 70112

   Gentlemen:

   We are aware that McMoRan Exploration Co. has incorporated by reference in its Registration Statements (File Nos. 333-67485, 333-67963 and 333-95195) its Form 10-Q for the quarter ended June 30, 2000, which includes our report dated July 20, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the
   Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

   Very truly yours,


   /s/ Arthur Andersen LLP